EXHIBIT 2.2







                   AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

     THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (the "Amendment") is made and entered into as of May 17, 1999 between MORTON INTERNATIONAL, INC., an Indiana corporation (the "Seller") and TMT-PATHWAY, L.L.C., a Delaware limited liability company (the "Purchaser"). This Amendment amends that certain Asset Purchase Agreement dated as of April 20, 1999 between the Seller and the Purchaser (as amended, the "Asset Purchase Agreement").

                               W I T N E S S E T H

     WHEREAS, the parties hereto desire to amend the Asset Purchase Agreement as set forth herein;

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereby agree as follows:

     SECTION 1. The Exhibit Index of the Asset Purchase Agreement is hereby amended by deleting the words "Exhibit B Form of Real Property Agreement" and renumbering each subsequent item in such index accordingly.

     SECTION 2. Section 3.2(c)(i) of the Asset Purchase Agreement is hereby amended by deleting the words "Exhibit A through C" and substituting therefor the words "Exhibits A and B."

     SECTION 3. Section 3.2(d)(i) of the Asset Purchase Agreement is hereby amended by deleting the words "Exhibit D" and substituting therefor the words "Exhibit C."

     SECTION 4. The first paragraph of Section 6.19(c) of the Asset Purchase Agreement is hereby deleted in its entirety and replaced with the following:

          (c) In regard to all matters disclosed on Schedule 4.16 or as set forth on the Environmental Audit, as between Seller and Purchaser, Seller hereby agrees and covenants that Seller will be responsible, at its sole cost and expense, for all investigations, studies, cleanup, corrective action, response or remedial action required under applicable Environmental Law by an Authority now or hereafter authorized to regulate environmental matters ("Environmental Post Closing Covenant Matters"). This covenant shall survive the Closing and continue in full force and effect until the expiration of any applicable statute of limitations (including any extensions and waivers thereof).

     SECTION 5. Section 7.18(d) of the Asset Purchase Agreement is hereby amended by deleting the words "Exhibit E" and substituting therefor the words "Exhibit D."

     SECTION 6. Section 8.9(e) of the Asset Purchase Agreement is hereby amended by deleting the words "Exhibit F" and substituting therefor the words "Exhibit E."

     SECTION 7. Except as expressly modified by this Amendment or as may be modified by the various letter agreements delivered by the Seller and Purchaser prior to or at the Closing, the Asset Purchase Agreement shall remain in full force and effect without any other change or modification.

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     IN WITNESS  WHEREOF,  the parties hereto have caused this  instrument to be duly executed as of the date first above written.


                              MORTON INTERNATIONAL, INC.

                              By: /s/ James J. ???
                                  Name:  James J. ???
                                  Title: Executive Vice President



                              TMT-PATHWAY, L.L.C.



                              By: /s/ Christopher T. Paule
                                  Name:  Christopher T. Paule
                                  Title: Vice President